FIELDPOINT PETROLEUM ANNOUNCES SALE OF ASSETS IN OKLAHOMA

AUSTIN, TX – October 10, 2017– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced that it has completed the sale of its 25.23% working interest in a waterflood project consisting of 23 producing and 9 injection wells in the Apache field in Caddo County Oklahoma to a private Exploration & Production company. The total sales price for the asset was $900,000. Although the sale included some production, the fixed operating costs were extremely high due to the nature of the project.  The divestiture won’t have a significant effect on cash flow, but will result in a net gain of approximately $729,000 and increases net equity to help us regain compliance with the NYSE American (formerly NYSE MKT).

Phillip Roberson, President and CFO, said, “Approximately $600,000 of the funds from this transaction were used to further reduce outstanding bank debt. The remaining balance was used to pay outstanding lease expenses related to the project. Today’s transaction is another step toward regaining compliance with the terms of our bank debt, and with the NYSE American listing requirements. We plan to continue to exit low margin non-core assets and concentrate on acquiring operated properties where we have a better ability to control operating costs.”

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746